Exhibit 10.1

News Release

For Immediate Release

July 9, 2007

CapSource Announces Renewal/Extension of Hyundai Dealer Agreement for Mexico

BOULDER, CO – (MARKET WIRE) – CapSource Financial, Inc. (OTC BB: CPSO.OB - News) announced that it has entered into a new dealer agreement with Hyundai de Mexico, S.A. de C.V. a subsidiary of Hyundai Translead of San Diego, California. The new dealer agreement replaces an existing dealer agreement which was set to expire in November 2007. Under the terms of the new agreement CapSource’s Mexican subsidiary RESALTA has the exclusive right to market Hyundai trailers in Mexico. In addition, the new dealer agreement increases RESALTA’s line of credit with Hyundai to $1,500,000 (U.S.). The new dealer agreement expires on December 31, 2010. CapSource and its subsidiaries have been representing the Hyundai line of trailers in Mexico since August 2001. In 2006, RESALTA sold approximately $30 million of Hyundai trailers and parts in Mexico.

Fred Boethling, President and CEO of CapSource said that, “The renewal of our agreement with Hyundai is a key element in our business strategy. Hyundai is a great partner that produces a superior product which offers exceptional value for our customers - we look forward to continuing our representation of them in Mexico.” In addition to Mexico, CapSource, through its subsidiaries, represents Hyundai trailers in California and Texas with offices in Fontana, California and Ft. Worth, Texas.

About CapSource Financial, Inc.

CapSource Financial, Inc. was incorporated in 1996 to take advantage of the North American Free Trade Agreement (NAFTA) and the increased economic activity that NAFTA triggered when the world’s largest free trade area was created by linking 406 million people in Mexico, the U.S. and Canada producing more than $11 trillion worth of goods and services. Mexico is now the United States’ second largest trading partner with an average of $650 million in goods crossing the border each day. U.S. trade with Mexico has increased nearly 500 percent – from $48 billion to $239 billion since the passage of NAFTA. The vast majority of this trade moves by truck.

CapSource Financial, Inc. is a U.S. corporation with its principal place of business in Boulder, Colorado. CapSource is a holding company that sells and leases dry van and refrigerated truck trailers and manages a lease/rental fleet of over-the-road truck trailers and related equipment through its wholly owned Mexican operating subsidiaries. The Company is the only authorized Hyundai dealer in Mexico. In addition, the Company sells dry van and refrigerated truck trailers in California and Texas through its subsidiary Capsource Equipment Co. d/b/a Prime Time Trailers. In both California and Texas the Company is the authorized Hyundai Trailer dealer. CapSource’s common stock trades on the electronic bulletin board under the symbol CPSO.

Certain matters discussed within this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although CapSource Financial, Inc. believes the expectation reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectation will be attained. Factors that could cause actual results to differ materially from our expectations include financial performance, changes in national economic conditions, economic conditions in Mexico, availability of financing, governmental approvals and other risks detailed from time to time in the company’s SEC reports.

For Additional Information Contact:   CapSource: Fred Boethling at (888) 574-6744

Visit the company’s website:   www.capsource-financial.com